Exhibit 99.1

CUNO REPORTS STRONG SECOND QUARTER RESULTS

*	Record second quarter Sales of $104.7 million (up 27%)

*	Record second quarter Operating Profit of $12.7 million (up 1%)

*	Diluted EPS of $0.48 (down 2%)

*	Record second quarter Orders of $109.1 million (up 21%)

          MERIDEN, Conn., May 25 /PRNewswire-FirstCall/ -- CUNO Incorporated (Nasdaq: CUNO) today reported its second quarter financial results for the period ended April 30, 2005. Sales were $104.7 million, up 27% versus the same period in 2004 and up 24% in local currency.  Net income for the second quarter of $8.4 million was flat versus the same period in 2004.  Diluted earnings per share of $0.48 for the period were down 2% compared to $0.49 in the prior year period.

          Commenting on the Company’s second quarter results, Mark G. Kachur, Chairman and Chief Executive Officer, said, “Our second quarter results included strong worldwide sales. We achieved double-digit sales growth in each of our primary markets, including Potable Water (up 42%), Healthcare (up 12%) and Fluid Processing (up 15%).  Our sales increased 27% (up 24% in local currency); adjusted for the acquisition of WTC Industries (which was completed on Aug. 2, 2004), our organic sales growth was 15%.  This marks the sixth consecutive quarter we have achieved double-digit sales growth in each of our primary markets.  In addition, our international scope contributed to our strong results, as international sales increased by 17% (up 12% in local currency), led by strong growth in each of our major geographic segments.  As expected, our second quarter earnings were unfavorably impacted by start-up costs of approximately $500,000 (equivalent to about $0.02 in EPS) related to a new manufacturing facility in Mexico and compliance costs of approximately $800,000 (equivalent to about $0.03 in EPS) associated with the Sarbanes-Oxley Act; both of these initiatives are progressing as planned.”

          For the first six months of 2005, sales were a record $204.1 million, up 29% (up 26% in local currency), and net income increased 5% to $16.3 million versus $15.4 million in the prior year first half.  Organic sales growth was 17%, as particularly strong sales growth in our international operations supplemented solid growth in North America.  Diluted earnings per share were a record $0.93, up 3% from $0.90 in the first six months of 2004, despite approximately $700,000 (equivalent to about $0.03 in EPS) of start-up costs related to our new manufacturing facility in Mexico and compliance costs of approximately $900,000 (equivalent to about $0.04 in EPS) associated with the Sarbanes-Oxley Act.

          Commenting on business conditions and the outlook for CUNO, Mr. Kachur added, “Our incoming orders were a second quarter record $109.1 million and our backlog remains strong.  As a result, we expect to achieve continued strong financial results in fiscal 2005.”

          On May 11, 2005, CUNO entered into an Agreement and Plan of Merger with 3M Company, whereby CUNO will be acquired by 3M in an all cash merger for $72 per share.  The transaction, which is subject to customary regulatory approvals and approval by CUNO’s shareholders, is currently expected to close in the third calendar quarter of 2005.  A special meeting of CUNO shareholders will be scheduled thirty days in advance for CUNO shareholders to vote on this proposed transaction.

          A conference call will be held Thursday, May 26 at 10:00 a.m. (EDT) to review the Company’s second quarter financial results and business outlook. The call-in number is 1-800-611-1147 for interested analysts and investors. Alternatively, visit us at http://www.cuno.com/investors to access the webcast of our conference call.  Also, visit us at http://www.cuno.com for additional information about the Company.

          CUNO is a world leader in the design, manufacture and marketing of a comprehensive line of filtration products for the separation, clarification and purification of liquids and gases.  CUNO’s products, which include proprietary depth filters and semi-permeable membrane filters, are used in the potable water, healthcare, and fluid processing markets.

          CUNO wants to provide shareowners and prospective investors with more meaningful and useful information and, therefore, this press release includes various comments regarding business conditions and the outlook for CUNO, which reflect currently available information.  These forward-looking statements are subject to risks and uncertainties which could cause performance or actual results to differ materially from those expressed herein.  Such risks and uncertainties include, among other things: volumes of shipments of CUNO’s products; changes in product mix and product pricing; costs of raw materials; the rate of economic and industry growth in the U.S. and the other countries in which CUNO conducts business; economic and political conditions in the foreign countries in which CUNO conducts a substantial part of its operations and other risks associated with international operations including exchange rate fluctuations; CUNO’s ability to protect its technology; continuing beneficial relationships with customers; proprietary products and manufacturing techniques; changes in technology; changes in legislative, regulatory or industrial requirements and risks generally associated with new product introductions and applications; domestic and international competition in CUNO’s global markets; and failure of the transaction with 3M to close as anticipated.  CUNO assumes no obligation to update the information contained in this press release.

Investor contact:
Frederick C. Flynn, Jr.
203/238-8847
fflynn@Cuno.com

CUNO Incorporated
Consolidated Statements of Income (unaudited)
(dollars in thousands, except share and per-share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,

	2005	2004	2005	2004

Net sales	$104,725	$82,745	$204,101	$158,154
Less costs and expenses:
Cost of products sold	59,970	43,676	116,900	84,229
Selling, general and administrative	26,298	22,434	50,962	42,604
Research, development and engineering	5,157	4,036	10,081	8,225
Amortization	650	76	1,303	144
	92,075	70,222	179,246	135,202
Operating income	12,650	12,523	24,855	22,952
Nonoperating income (expense):
Interest expense	(561)	(87)	(1,084)	(170)
Interest and other income, net	342	216	565	366
	(219)	129	(519)	196
Income before income taxes	12,431	12,652	24,336	23,148
Income taxes	4,003	4,208	8,077	7,699
Net income	$8,428	$8,444	$16,259	$15,449
Basic earnings per common share	$0.50	$0.51	$0.96	$0.93
Diluted earnings per common share	$0.48	$0.49	$0.93	$0.90
Basic shares outstanding	16,958,565	16,694,466	16,931,554	16,690,853
Diluted shares outstanding	17,460,183	17,214,286	17,459,076	17,211,187

CUNO Incorporated
Consolidated Balance Sheets
(unaudited)
(in thousands, except share amounts)

	April 30, 2005	October 31, 2004

Assets
Current assets
Cash and cash equivalents	$20,717	$23,359
Accounts receivable, less allowances for doubtful accounts of $2,086 and $2,230, respectively	91,920	89,593
Inventories, net	50,516	47,275
Deferred income taxes	14,520	12,656
Prepaid expenses and other current assets	6,993	5,974
Total current assets	184,666	178,857
Noncurrent assets
Deferred income taxes	761	892
Goodwill, net	104,566	103,977
Other intangible assets	31,876	32,894
Prepaid pension costs	9,786	9,785
Other noncurrent assets	5,574	4,832
Property, plant and equipment, net	112,067	103,321
Total assets	$449,296	$434,558
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$322	$276
Bank loans	10,476	11,048
Accounts payable	33,984	33,469
Accrued payroll and related taxes	16,094	20,329
Other accrued expenses	11,371	11,502
Accrued income taxes	3,916	4,539
Total current liabilities	76,163	81,163
Noncurrent liabilities
Long-term debt, less current portion	68,494	75,569
Deferred income taxes	21,741	16,662
Retirement benefits	4,599	4,396
Other noncurrent liabilities	970	789
Total noncurrent liabilities	95,804	97,416
Stockholders’ equity
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued	—	—
Common Stock, $.001 par value; 50,000,000 shares authorized, 17,280,123 and 17,122,698 shares issued and outstanding	17	17
Treasury Stock, at cost (2,747 shares)	(57)	(57)
Additional paid-in-capital	68,195	63,413
Unearned compensation	(4,597)	(2,164)
Accumulated other comprehensive loss --
Foreign currency translation adjustments	10,754	7,966
Minimum pension liability	(386)	(386)
Change in fair value of derivative financial instruments	(46)	—
	10,322	7,580
Retained earnings	203,449	187,190
Total stockholders’ equity	277,329	255,979
Total liabilities and stockholders’ equity	$449,296	$434,558

SOURCE  CUNO Incorporated
          -0-                                        05/25/2005
          /CONTACT: Frederick C. Flynn, Jr. of CUNO Incorporated, +1-203-238-8847,
fflynn@Cuno.com /
          /Company News On-Call:  http://www.prnewswire.com/comp/126696.html/
          /Web site:  http://www.cuno.com/